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SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316
Filed Pursuant to Rule 424(b)(3)

Pricing Supplement No. 129	Trade Date:	8/18/03
(To Prospectus dated January 23, 2003 and	Issue Date:	8/21/03
Prospectus Supplement dated January 23, 2003)

The date of this Pricing Supplement is                8/18/03

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FFJ3	5.800%	12/15/28	100%	2.500%	Monthly	09/15/03	Yes	Yes	Callable at 100% on 6/15/2008 and continuously thereafter with 20 days notice.	988,000	963,300.00	N

Effective April 7, 2003 the name of Salomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

(2)
Expressed as a percentage of aggregate principal amount.

(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

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SLM Corporation Medium Term Notes, Series B